June 4 1996


Mr. Eugene L. Ryan
Executive Vice President
Lumex, Inc.
100 Spence Street
Bay Shore, New York   11706-2290

Dear Gene:

I received your letter dated April 22, 1996 regarding relinquishing Lumex's exclusive rights to BCAM's Intelligent Surface Technology.

I take this as a request by Lumex to terminate the license agreement between BCAM International, Inc. (formerly Biomechanics Corporation of America) and Lumex, Inc., which was dated September 28, 1994, and a request for a release from BCAM of all of Lumex's obligations under that Agreement. We accept these requests, and also agree to waive any necessary time periods, and, therefore, consider Lumex's termination effective as of the date of your April 22, 1996 letter.

Just so that we are clear on our respective obligations, we are further agreeing that the only provisions of the agreement which will survive termination are those relating to our mutual respect of certain confidential information exchanged or provided under the agreement. What I mean by that, is that other termination provisions of the Agreement (like the phase out provision) are not applicable, and each party is releasing the other of all claims which arose or may have arose under the Agreement. Furthermore, my understanding is that Lumex is forfeiting its exclusive worldwide license to use, market, sell and/or manufacture products utilizing BCAM's Technology.

I assume that you agree with the above and would, therefore, appreciate it if you could indicate your agreement to the above by signing below and also having an officer of Fuqua Enterprises Inc. do likewise.

Mr. Euguen L. Ryan
June 4, 1996
Page 2


I am also grateful for the information that you provided us on Tanis, a French health care company, that is interested in our technology, and that Lumex would be pleased to act as a positive reference for BCAM and its capabilities. I plan to follow up on this lead very shortly.

Although I am very disappointed with your decision, I appreciate the opportunity to work with you and Skip and wish you and your team the best of luck.


Once again, it was nice working with you and I look forward to seeing you in the near future.

Best regards.

                                            Sincerely,


                                                  /s/ M Strauss
                                                  -------------


Concurred:        /s/ Robert B. Senn
                  ------------------
                  President
                  Lumex Medical Products.



Concurred:        /s/ John Huntz
                  --------------
                  Officer:
                  Title: EVP
                  Fuqua Enterprises, Inc.

MS/kjt

                                      E-2

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